Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

THE FEMALE HEALTH COMPANY

1. The name of the Corporation is The Female Health Company.

2. The first amendment adopted relates to Article I of the Amended and Restated Articles of Incorporation. Article I is amended to read in its entirety as follows:

ARTICLE I

The name of the corporation is Veru Inc.

3. The second amendment adopted relates to Article V of the Amended and Restated Articles of Incorporation. The first portion of Article V is amended to read as follows:

ARTICLE V

The aggregate number of shares which the Corporation shall have the authority to issue is 82,015,000 shares consisting of:

        (a) 77,000,000 shares designated as “Common Stock” with a par value of $0.01 per share;

        (b) 5,000,000 shares designated as “Class A Preferred Stock” with a par value of $0.01 per share; and

        (c) 15,000 shares designated as “Class B Preferred Stock” with a par value of $0.50 per share and the relative rights, preferences and privileges of each class shall be as follows:

The remainder of Article V, as previously amended, remains unchanged.

4. The foregoing amendments to the Amended and Restated Articles of Incorporation of the Corporation, were approved and adopted by the Board of Directors of the Corporation on June 1, 2017 and the shareholders of the Corporation on July 28, 2017 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

Dated this 31st day of July, 2017.

THE FEMALE HEALTH COMPANY

BY /s/ Mitchell S. Steiner Mitchell S. Steiner, Chief Executive Officer

This document was drafted by John K. Tokarz, Esq.

Please return this document to:

Tanya R. Braga, Paralegal

Reinhart Boerner Van Deuren s.c.

Suite 1700

1000 North Water Street

Milwaukee, WI 53202

(414) 298-8354

2